Exhibit 99

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REVISES THIRD QUARTER EARNINGS
     CLEVELAND, Ohio, November 9, 2006 — National City Corporation (NYSE: NCC) today announced that it will revise its third quarter 2006 earnings from $0.90 to $0.86 per diluted share to reflect a lower estimated value for mortgage servicing rights and a higher estimate of reserves for repurchased mortgage loans than were previously reported.
     The value of mortgage servicing rights — $21 million lower than National City’s September 30, 2006, estimate — will decrease previously reported loan servicing revenue of $125 million for the quarter to $104 million. With respect to reserves for repurchased loans, National City said its previous estimate was understated by $18 million. It will decrease previously reported loan sale revenue from $233 million to $215 million for the three month period.
     National City determines mortgage servicing right values and reserves for repurchased loans using an estimation process that incorporates the best available information at the time. Subsequent to computing these estimates for the third quarter, additional information related to the performance of the underlying portfolios became available, which changed the estimated value of mortgage servicing rights and reserves for repurchased loans. Based upon the updated information, National City decided to reflect these adjustments in its third quarter Form 10Q, which will be filed with the SEC by November 14, 2006.
     The updated amounts for mortgage servicing rights and reserves for repurchased loans will affect the National City Mortgage and First Franklin business units,

respectively, and revise National City’s previously reported third quarter net income of $551 million, or $0.90 per diluted share, to $526 million, or $0.86 per diluted share. Previously reported net income for the first nine months of 2006 of $1.5 billion will remain unchanged, while diluted earnings per share will be revised to $2.36 from $2.41.
Forward-Looking Statements
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
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